Exhibit 15.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statement on Form 20-F of Diversified Energy Company PLC (the "Registration Statement") of (1) our report prepared for Diversified Energy Company PLC dated July 31, 2023, with respect to estimates of proved reserves and future revenue to the Diversified Energy Company PLC interest, as of December 31, 2022, in certain oil and gas properties located in the Appalachian Basin and the Louisiana-Oklahoma-Texas Area of the United States; (2) our report prepared for Diversified Energy Company PLC dated May 5, 2022, with respect to estimates of proved reserves and future revenue to the interest of Diversified Energy Company PLC, as of December 31, 2021, in certain oil and gas properties located in the Appalachian Basin and the Louisiana-Oklahoma-Texas Area of the United States and (3) our report prepared for Diversified Energy Company PLC dated May 5, 2022, with respect to estimates of proved reserves and future revenue to the interest of Diversified Energy Company PLC, as of December 31, 2020, in certain oil and gas properties located in the Appalachian Basin, United States. We also consent to all references to our firm, including the reference to us under the heading "Experts", in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas
December 7, 2023